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                                                                    Exhibit 5



                 [LETTERHEAD OF FRESHFIELDS BRUCKHAUS DERINGER]


The Directors
Pearson plc
3 Burlington Garden
London
WIX ILE



1 September 2000

Dear Sirs

REGISTRATION STATEMENT ON FORM S-8

This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the ACT), of 1,532,510 ordinary shares of 25p each (the SHARES) in the capital of Pearson plc, a company registered in England and Wales, (the COMPANY) to be issued pursuant to the Plans as defined below and as a consequence of Company obligations resulting from a merger agreement dated 28 June 2000. We understand that a registration statement on Form S-8 (the REGISTRATION STATEMENT) is being filed under the Act with respect to the Shares.

We are acting as English legal advisors to the Company for the purposes of giving this opinion. In so acting, we have examined:

(i)    the Registration Statement to be filed under the Act;

(ii)   a copy of the rules of following plans (the PLANS):

      (a) The Family Education Company Amended and Restated 1990 Stock Option Plan;

      (b)   The Family Education Network, Inc. 2000 Stock Option and
            Incentive Plan;

      (c)   Pearson plc Worldwide Save for Shares Plan;



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(iii)    a copy of the Company's Certificate of Incorporation dated 12 August
         1897, a copy of the Certificate of Incorporation on Re-registration as a public limited company dated 26 June 1981 and a copy of the Certificate of Incorporation on Change of Name dated 1 June 1984;

(iv) copies of the Memorandum and Articles of Association of the Company in force as at 3 August 2000 (the MEMORANDUM and the ARTICLES respectively); and

(v)      such other documents as we deem necessary to form this opinion and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

Where relevant facts material to this opinion were not independently established, we have relied upon statements of officers of the Company.
In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(i) the Shares will be issued and paid for in accordance with the terms of the Plans, the memorandum and articles of association of the company in force at the relevant time and the relevant provisions of the United Kingdom Companies Act of 1985, as amended;

(ii) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(iii) the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(iv) that the Certificate of Incorporation on Re-registration as a public limited company dated 26 June 1981 and the Certificate of Incorporation on Change of Name dated 1 June 1984 and the Memorandum and the Articles have not been amended and are currently in force;

(v) that each of the Shareholder Meetings and each additional general meeting of the shareholders of the Company at which resolutions were passed in connection with the allotment and issue of Ordinary Shares and the establishment of the Plans was validly convened and constituted; that the resolutions referred to in the minutes of such meetings were duly passed and have not been amended, modified or revoked and are in full force and effect, and that such minutes are a true and correct record of the proceedings described therein;

(vi) that each of the meetings and each additional general meeting at which resolutions were passed in connection with the establishment and administration of the Plans was validly convened and constituted; that any necessary shareholder or stockholder or other authorities were duly obtained; that the resolutions referred to in the minutes of such

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        meetings were duly passed and have not been amended, modified or revoked and are in full force and effect, and that such minutes are a true and correct record of the proceedings described therein;

(vii)   full compliance by the Company with the provisions of the Plans; and

(viii)  the plans have not been amended or altered.

Based on relying solely upon the foregoing, we confirm that, in our opinion, the Shares, or any portion thereof, when issued by the Company pursuant to the Plans after the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term "non-assessable" in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts.

This opinion is given to you solely for your benefit and for the purposes of the Registration Statement to be filed under the Act. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer